Exhibit 10.16

EXECUTION COPY

[EXPLANATORY NOTE: CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE SYMBOL “[**]” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.]

LEASE AGREEMENT BETWEEN

S. C. JOHNSON & SON , INC.

AND

JOHNSON POLYMER, INC.

ii

EXHIBITS

Exhibit A	Description of the Premises

Exhibit B	1999/00 Occupancy and Shared Services Charges—Polymer

Exhibit C	Description of Items Included in the Basic Charge

iii

LEASE AGREEMENT

Site:	Buildings 52, 53, 54, 66, 66A, 70, 71, 72 and the Nitrogen Building (the Polymer Outbuildings) at the Lessor’s Waxdale Plant located in Mt. Pleasant, Wisconsin.

Date:	July 3, 1999

Lessor:	S. C. JOHNSON & SON, INC.
Address:	1525 Howe Street Racine, Wisconsin 53403-2236

Lessee:	JOHNSON POLYMER, INC.
Address:	8310 16th Street P.O. Box 0902 Sturtevant, Wisconsin 53177-0902

THIS LEASE is made effective July 3, 1999, by and between S. C. Johnson & Son, Inc. (“Lessor”), and Johnson Polymer, Inc. (“Lessee”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Basic Terms:    The following terms shall have the meaning set forth in this Section unless specifically modified by other provisions of this Lease:

(a)  Facility:    Buildings 52, 53, 54, 66, 66A, 70, 71, 72 and the Nitrogen Building (the Polymer Outbuildings) shown on Exhibit A.

(b)  Total Facility Square Footage:    143,344 square feet.

(c)  Lease Term:    10 years commencing July 3, 1999.

(d)  Commencement Date:    July 3, 1999.

(e)  Termination Date:    July 2, 2009

(f)  Rent for Fiscal Year 99/00:    See Exhibit B.

(g)  Permitted Use:    Manufacture, assembly, distribution, raw material, work-in-process and finished goods storage, and general office.

(h)  Security Deposit:    None.

(i)  Guarantor:    None

(j)  Exhibits:    A—Description of the Premises

  B—Description of all Rental Rates, Central Pool Costs and Utility Charges for 99/00

  C—Description of Items included in the Basic Charge

2.   Demise of Premises.    Lessor hereby lets and demises to Lessee and Lessee hereby rents from Lessor the building(s) or portions thereof more particularly described on Exhibit A attached hereto, together with the fixtures and any other improvements thereto (the “Facility”) and all rights appurtenant thereto and owned by Lessor together with full rights of ingress and egress to and from the premises and the right to use access roads, parking lots and other agreed upon common areas (collectively the “Premises”), subject to the terms and conditions set forth below.

3.   Option to Expand.    Lessee may request Lessor to expand the demised Premises into additional spaces/buildings/land. Lessor may, at its sole discretion, agree to allow Lessee to expand into such additional spaces/buildings/land. If Lessor agrees to allow Lessee to expand, Lessor shall provide to Lessee, in writing, a description of the proposed additional spaces/buildings/land and the rental rates and other fees to be paid by Lessee for such additional spaces/buildings/land. If Lessee accepts the description and the rates/fees, the demised Premises under this Lease shall be expanded to include such additional spaces/buildings/land as agreed. The terms and conditions of this Lease shall also apply to the additional spaces/buildings/land.

4.   Lease Term.    The Lease Term shall commence on July 3, 1999 and end on July 2, 2009 unless renewed or earlier terminated as provided herein. Lessor may terminate this Lease upon 24 months written notice prior to the end of the initial Lease Term or at any time during any Renewal Term. Lessee may terminate this Lease upon 12 months written notice prior to the end of the initial Lease Term or at any time during any Renewal Term. Upon termination of this Lease for any reason, other than for Lessor’s breach or if Lessor gives Lessee 24 months termination notice as described above, Lessee shall pay Lessor the then-current net book value of the Facility within 60 days after termination of this Lease.

5.   Renewal.

(a)  Subject to the terms and conditions set forth in this Section 5, the Lease Term shall automatically be renewed for an indefinite number of consecutive five year periods (the “Renewal Term”) subject to the early termination provisions described in this Agreement; provided that Lessor has not given Lessee notice of default under any of the terms, covenants or conditions of the Lease on or before the date of the start of such Renewal Term and such default is not cured within the applicable cure period.

(b)  Each Renewal Term shall be upon the same terms, covenants and conditions contained in this Lease, except for the amount of Rent payable during the Renewal Term(s), which shall be adjusted as set out in subsection (c) below. Any reference in the Lease to the Lease Terms shall be deemed to include the Renewal Term(s) and apply thereto, unless it is expressly provided otherwise. Any termination of this Lease during the Lease Term shall terminate all rights under this Section.

(c)  Lessor shall have the option of continuing the then-current rental methodology for the Renewal Term(s) or having Lessor and Lessee enter into good faith negotiations to develop a mutually acceptable alternative rental methodology. In the event Lessor does not desire to continue the then-current methodology and the parties do not reach agreement respecting an alternative rental methodology, Lessor shall engage an independent third party real estate management firm to determine the fair market rental value of the Premises. Lessor shall give Lessee notice of any changes in the rental rates based on this subsection (c), if at all, no later than 7 full calendar months prior to the expiration of the Lease Term or any Renewal Term and such changes shall be effective the first day of the succeeding Renewal Term.

6.   Use.    During the entire Lease Term, the Premises shall be leased, used and occupied by Lessee for manufacture, assembly, distribution, raw material, work-in-process and finished goods storage, and general office use in accordance with all applicable governmental laws and regulations, and for no other purpose without the prior written consent of Lessor, which shall not be unreasonably withheld or delayed.

7.   Rentals.

(a)  As and for rental of the Premises during the fiscal year 99/00, the rental rates, Central Pool Costs, wastes and utility charges, along with other rental charges shall be determined in accordance with Exhibit B which amounts will be trued-up in accordance with past practice. Exhibit B shows the total rent due for fiscal year 99/00 under both of the Leases between Lessor and Lessee of even date herewith.

(b)  Total Annual Rent of the Premises for each fiscal year thereafter shall be equal to (1) the (Basic Charge plus the CPI Adjustment) multiplied by the Total Facility Square Footage, plus (2) the Return on Capital (phased in as described below).. Lessor shall invoice Lessee monthly for  1/12th of the total annual Rent.

(i)  The Basic Charge for fiscal year 00/01 shall be [**] per square footage of the total Facility. The Basic Charge may be adjusted as described below:

(A)  Exhibit C describes the items that make up the Basic Charge. If Lessor’s total Waxdale per square foot costs of the items making up the Basic Charge (excluding depreciation and taxes relating to Improvements (as described below)) differs from time to time by 5% or more from the then current Basic Charge (excluding depreciation and taxes relating to Improvements (as described below)) as adjusted by the CPI Adjustment (as described below) then the Basic Charge shall be adjusted to reflect Lessor’s actual cost increase or decrease effective as of the beginning of the succeeding fiscal year.

(B)  The taxes portion of the Basic Charge calculation shall not include Improvements made by Lessor, after the Commencement Date, to portions of Waxdale that are dedicated solely to Lessor.

(ii)  The CPI Adjustment shall be equal to:

Current CPI Amount ÷ Base CPI Amount X Basic Charge

(A)  “CPI” shall mean the Consumer Price Index, all Urban Consumers, U.S. City Average (1982-84 = 100), published by the Bureau of Labor Statistics of the U.S. Department of Labor.

(B)  “Base CPI Amount” shall mean the CPI for the month of January, 1999.

(C)  “Current CPI Amount” shall mean the CPI for the month of January of the current calendar year.

(D)  An example of the calculation of the CPI Adjustment payable under this Section is as follows:

CPI Adjustment for 00/01—Suppose the Base CPI is 120 (CPI for January 1999) and the Current CPI is 125 (CPI for January 2000); the Current CPI amount of 125 is divided by the Base CPI Amount of 120 yielding a quotient of 4.17%, which is then multiplied by [**] (the initial Basic Charge for 00/01) yielding a CPI Adjustment figure for 00/01 of [**].

CPI Adjustment for 01/02—Suppose the Current CPI is 127 (CPI for January 2001); the Current CPI amount of 127 is divided by the Base CPI Amount of 120 yielding a quotient of 5.83%, which is then multiplied by the Basic Charge (assume it is still [**]) yielding a CPI Adjustment figure for 01/02 of [**].

(iii)  The Return on Capital shall be the net book value of the Facility as of the first day of January immediately preceding the commencement of the fiscal year of adjustment multiplied by 10%. The Return on Capital shall be phased in over a period of 3 years. Lessee shall pay one-third of the Return on Capital during 00/01, two-thirds of the Return on Capital during 01/02 and the total Return on Capital during 02/03 and each year thereafter.

(A)  An example of the calculation of the Return on Capital payable under this Section is as follows:

Return on Capital for 00/01—Suppose the net book value of the Facility as of January 1, 2000 is $900,000; multiply $900,000 by 10% yielding a Return on Capital figure for 00/01 of $90,000. Multiply $90,000 by  1/3 yielding $30,000, which is the Return on Capital figure that is payable by Lessee during 00/01.

Return on Capital for 01/02—Multiply $90,000 by  2/3 yielding $60,000, which is the Return on Capital figure that is payable by Lessee during 01/02.

Return on Capital for 02/03 equals $90,000.

(c)  Lessee shall also pay the following variable expenses:

(i)  Solid Waste Management, Wastewater Treatment and the Powerhouse—Lessor shall annually budget these items for the entire Waxdale complex and shall include Lessee’s use of the Facility in such annual budget. Lessor shall invoice Lessee monthly for  1/12 of the budgeted amount attributable to the Facility. Lessor shall not do a year-end adjustment of these expenses.

(ii)  Utilities, Trash Hauling, Off-Site Waste Hauling and Treatment and Sewer Bills—

(A)  If such items are separately metered or separately measured and billed, Lessee shall pay directly to the utility or service provider, all charges related to the Facility when due at the prevailing rate. For those items that are separately metered or separately measured and billed and not paid by Lessee directly to the utility or service provider, Lessor shall invoice Lessee monthly.

(B)  If not separately metered or separately measured and billed, Lessee will pay a pro rata share of such items for the Waxdale complex based on a methodology which allocates such expenses based on specific types of usage of occupied space available at the Waxdale complex or based on specific levels of use. Specific types of occupied space available at Waxdale include Production, Warehouse, and Office. Lessee’s share of such expenses shall be based on the ratio of the specific type of square footage occupied by Lessee to the total square footage of that same specific type of occupied space available at Waxdale. Each type of occupied space at Waxdale shall be allocated costs based on a reasonable allocation determined by Lessor.

For those items that are not separately metered or separately measured and billed, Lessor shall annually budget for such items and shall invoice Lessee monthly for  1/12 of the budgeted amount. Lessor shall do a year-end adjustment reflecting the actual amount of each of these items for the Waxdale complex and allocating such actual expenses in the same manner as described in the preceding paragraph.

(d)  Invoices for rent shall be issued following the period to which they relate and payment of all invoices shall be net 30 days.

8.   Conditions of Premises.    LESSOR IS LEASING THE PREMISES TO LESSEE “AS IS”, WITHOUT ANY REPRESENTATIONS OR WARRANTIES, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR HABITABILITY, AND, EXCEPT AS EXPRESSLY PROVIDED HEREIN, WITHOUT ANY OBLIGATION TO ALTER, REMODEL, IMPROVE, REPAIR, DECORATE OR CLEAN ANY PART OF THE PREMISES. Lessee’s taking possession of any portion of the Premises shall be conclusive evidence that the Premises were in good order, repair and condition.

9.   Repairs and Maintenance.

(a)  Lessee shall keep and maintain, repair and, when necessary, replace the interior and non-structural portions of the Facility in good, substantial and sufficient condition, repair and order, normal wear and tear expected. Where possible, Lessee shall use Lessor’s employees or contractors to perform all repairs, maintenance and replacements. Upon expiration or earlier termination of this Lease, Lessee shall surrender the Premises to Lessor in good condition and repair, normal wear and tear damage from fire or other casualty only excepted.

(b)  Lessor shall keep and maintain, repair and, when necessary, replace the Premises including, but not limited to building systems, roadways, and utilities (other than those portions of the Premises that Lessee is responsible for as described in subsection (a) above) in good, substantial and sufficient condition, repair, and order.

(i)  If such maintenance, repairs and replacements are to dedicated (i.e. Lessee is the sole user/occupier) buildings or systems or to dedicated portions of the buildings or systems, then Lessee shall pay all of the cost of the maintenance, repairs and replacements.

(ii)  If such maintenance, repairs and replacements are to shared (i.e. Lessee and Lessor both use/occupy) buildings or systems or to shared portions of the buildings or systems, then Lessee shall pay its proportionate share of the cost of the maintenance repairs and replacements, determined by taking Lessee’s square footage of such shared building and dividing by the total square footage of the shared building being repaired, maintained or replaced.

(iii)  If such maintenance, repairs and replacements are to Waxdale infrastructure (including locker rooms, guardhouse, roadways, sewers, parking lots, main aisles, outside lighting, fences, paging systems, cafeteria and other common systems outside of the footprint of the Facility), then Lessee shall pay its proportionate share of the cost of the maintenance, repairs and replacements, determined by taking the Facility Square Footage and dividing by total usable building square footage at Waxdale.

(iv)  All other maintenance, repairs and replacements described in this subsection shall be paid for by Lessor.

(v)  Notwithstanding the foregoing, all repairs, maintenance and replacements that are necessitated by the negligence or intentional misconduct of either Party or its employees, agents, or contractors, shall be made by (and paid for) solely by such Party.

(vi)  Lessor shall determine, in its reasonable discretion, whether repairs, maintenance and replacements are dedicated, shared, Waxdale infrastructure or Lessor’s under the subsections above.

(vii)  Lessor may invoice Lessee for the repairs, maintenance and replacements upon the occurrence of such repairs, maintenance and replacements. Alternatively, Lessor, in its sole discretion, may annually budget for such items and invoice Lessee monthly for  1/12 of the budgeted amount and Lessor shall do a year-end adjustment reflecting the actual amount of repairs, maintenance and replacements performed. Payment of all invoices shall be net 30 days.

(c)  Lessor shall be responsible for all landscaping and lawn maintenance, repair and replacement, including, without limitation, all snow and ice removal from all driveways, parking areas and sidewalks on or adjacent to the Premises and the expenses for such are a component of the Basic Charge.

10.   Improvements.

(a)  Lessee shall not make any improvements or alterations to the Premises, including additions or deletions of equipment or other fixtures (“Improvements”) without in each instance submitting plans and specifications for Improvements to Lessor and obtaining Lessor’s prior written consent. Lessor may withhold consent in its sole discretion and may impose any conditions it chooses on such consent. At Lessor’s option, Lessor’s employees or contractors shall perform the work on Improvements. Lessee shall pay the cost of all Improvements. Lessee shall pay all taxes applicable to such Improvements.

(b)  All Improvements now a part of the Premises, or hereafter constructed in the Premises by either Lessor or Lessee, shall become Lessor’s property upon installation, except for fixtures and equipment which Lessee can remove without undue harm to the Premises and that Lessor requires Lessee to remove at Lessee’s cost upon expiration or earlier termination of this Lease. Such items shall remain the property of Lessee.

(c)  The following requirements shall apply to all Improvements:

(i)  Prior to commencement, Lessee shall furnish to Lessor building permits, environmental permits, certificates of insurance satisfactory to Lessor, and, at Lessor’s request, a notice of commencement;

(ii)  Lessee shall perform all work related to Improvements so as to maintain peace and harmony among other contractors serving the Premises and shall avoid interference with other work to be performed or services to be rendered in the Premises;

(iii)  The work on Improvements shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable laws, ordinances and regulations;

(iv)  Lessee shall permit Lessor, at Lessor’s option, to supervise all work on Improvements; and

(v)  Upon completion, Lessee shall furnish Lessor with contractor’s affidavits and full and final statutory waivers of liens, as-built plans and specifications, and receipted bills covering all labor and materials.

11.   Signs.    Lessee shall have the right to install or erect on the Facility or to affix to any building that is part of the Facility such signs as it may deem necessary or appropriate to advertise its name and business, subject to requirements of law and subject to Lessor’s prior written consent. Said signs shall remain Lessee’s personal property and be removed (and the Premises restored, if necessary) as set forth above. Lessee shall be responsible for obtaining any approvals required for signage.

12.   Utilities and Building Systems.

(a)  Except for nitrogen generation after the termination of Lessee’s lease for production of nitrogen in 2001, Lessor shall provide all utilities and building systems to the Premises in substantially the same manner as provided on the Commencement Date of this Lease. After the termination of the nitrogen lease, Lessor shall be responsible for nitrogen generation.

(b)  No interruption of utilities or building systems caused by repairs, replacements, or alterations to a utility or building system or, by any other cause beyond the reasonable control of Lessor, shall be deemed an eviction or disturbance of Lessee’s possession of any part of the Premises, or render Lessor liable to Lessee, or otherwise affect the rights and obligations of Lessor and Lessee under this Lease.

(c)  In no event will Lessor be responsible for or liable to Lessee for any claims attributed to Lessor’s performance of providing utilities or building systems to the Premises. A utility company providing utility service to the Premises, and its employees and agents, shall not be considered agents of Lessor.

13.   Intentionally Omitted

14.   Insurance.    In the event Lessor and Lessee cease being covered under common insurance policy, they agree the following insurance terms shall apply:

(a)  Liability Insurance of Lessee.

(i)  Lessee shall maintain at its own expense the following types and amounts of insurance in addition to such other insurance as Lessor may reasonably require from time to time: comprehensive public liability and property damage insurance, against bodily injury liability and property damage liability, including, without limitation, any liability arising out of the ownership, maintenance, repair, condition or operation of the Premises or adjoining ways, streets, parking areas, or sidewalks. Such insurance policy or policies shall contain a “severability of interest” clause or endorsement that precludes the insurer from denying the claim of either Lessee or Lessor because of the negligence or other acts of the other. Such policy or policies shall be in amounts of not less than an aggregate of [**] for all personal injuries or property damage in a single occurrence, or such higher limits as Lessor may reasonably require from time to time.

(ii)  All insurance policies shall: (A) be endorsed to protect Lessor and Lessee, as their respective interests may appear; (B) be obtained by Lessee under valid, and enforceable standard form policies issued by responsible insurance companies licensed to do business in the State of Wisconsin and reasonably acceptable to Lessor; (C) provide for a waiver of subrogation by the insurer as to claims against Lessor, its officers, directors, employees, and agents; (D) provide that such insurance cannot be unreasonably canceled, invalidated, or suspended on account of the conduct of Lessee, its officers, directors, employees, or agents; (E) provided that any “no other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Lessor and that the insurance policy shall not be brought into contribution with insurance maintained by Lessor; and (F) provide that the policy of insurance shall not be terminated, canceled, or substantially modified without at least 30 days’ prior written notice to Lessor.

(iii)  Lessee shall provide to Lessor and to any lender designated by Lessor certificates of insurance or copies of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times during the Lease Term and that premiums due thereunder have been paid. If Lessee shall not have done so within 15 days after written notice from Lessor, Lessor shall have the right to take any action or make any payment required to continue coverage as required by this Lease and Lessee hereby covenants to reimburse and hold Lessor harmless for the cost of any such action or payment if Lessor is not provided with such evidence of insurance within such 15 day period.

(b)  Property and Liability Insurance of Lessor.

(i)  Lessor shall maintain at Lessee’s expense during the Lease Term extended coverage insurance against loss, damage, or destruction by fire and other casualty, including earthquake, theft, vandalism and malicious mischief, boiler explosion (if there is any boiler upon the Premises), sprinkler damage

(if the Premises has a sprinkler system), all matters covered by a standard extended coverage endorsement, and such other risks as Lessor reasonably may require, insuring the Premises and all improvements thereon for not less than their full insurable value on a replacement cost basis.

(ii)  Lessor shall maintain during the Lease Term comprehensive general liability insurance covering, without limitation, any liability arising out of the ownership, maintenance, repair, condition, or operation of the Premises or adjoining ways, streets, parking areas or sidewalks. Such policy or policies shall be in amounts of not less than an aggregate of [**] for all personal injuries or property damage in a single occurrence, or such higher limits as Lessor may reasonably desire from time to time.

(iii)  All insurance policies shall (A) be endorsed to protect Lessor and Lessee, as their respective interests may appear, (B) be obtained by Lessor under valid and enforceable standard policies issued by responsible insurance companies licensed to do business in the State of Wisconsin, and (C) provide for a waiver of subrogation by the insurer as to claims against Lessee, its officers, directors, employees, and agents.

(iv)  The cost of all insurance obtained by Lessor hereunder shall be reimbursed by Lessee within 10 days after receipt of an invoice therefor from Lessor.

(v)  Lessor and Lessee hereby waive any and all claims against each other for damage to or destruction of any improvements upon the Premises (whether or not resulting from the negligence of the other Party) that are paid by insurance, which Lessor carries pursuant to this Lease.

15.   Compliance with Laws.    Except with respect to environmental matters which are dealt with in Section 16, Lessee shall, at its sole cost and expense, comply with any and all laws, statutes, ordinances, regulations, and restrictions and easements of record, now or hereafter in force, applicable to the occupancy, use or operation of the Premises or, (subject to Lessor’s obligations under Section 9) to the making of repairs thereto, or of changes, alterations, or improvements thereto. Lessee, its agents, employees and business invitees shall abide by all rules policies, procedures, guidelines and regulations, including health, safety and environment rules reasonably imposed by Lessor. Except with respect to environmental matters which are dealt with in Section 16, Lessee also covenants to comply, at its sole cost and expense, with any and all rules and regulations applicable to the Premises issued by insurance companies writing policies covering the Premises.

16.   Environmental Matters.

DEFINITIONS

(a)  “Environmental Laws” means any or all of the following: present or hereinafter enacted applicable federal, state, local and foreign laws (common or otherwise), regulations, statutes, ordinances, rules, orders, judgments and other legal requirements relating to pollution or protection of the environment, natural resources, or human or public health and safety, as amended or supplemented.

(b)  “Hazardous Materials” means any hazardous substance, pollutant, contaminant, waste, by-product, constituent, or material as to which liability or standards of conduct can be imposed pursuant to any Environmental Laws.

(c)  “Hazardous Wastes” shall have the meaning set forth in the Resource Conservation and Recovery Act or applicable analogous state law.

(d)  “Manage” or “Management”, with respect to Hazardous Materials, means to generate, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of or abandon Hazardous Materials.

(e)  “Permits” means all permits, authorizations, approvals, registrations, licenses, certificates or variances granted by or obtained from any federal, state, local or foreign governmental, administrative or regulatory authority.

(f)  “Release” or “Released” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of Hazardous Materials into the environment, as “environment” is defined in The Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (“CERCLA”), other than “federally permitted releases” as that term is defined in Section 101(10) of CERCLA.

(g)  “Response”, “Response Activity” or “Respond” means action taken to correct, remove, remediate, clean up, prevent, mitigate, monitor, evaluate, investigate, assess or abate the Release of a Hazardous Material.

LESSEE’S RESPONSIBILITIES

(h)  With respect to Lessee’s occupancy, use and operations on the Premises, Lessee shall comply, at its sole cost, in all respects with all Environmental Laws, Permit requirements and applications relating to the Environment Laws (including without limitation the Title V Permit Application submitted to the Wisconsin Department of Natural Resources (“WDNR”) on March 2, 1995), affecting Lessee’s occupancy, use, and operations on the Premises. Lessee shall be responsible for any actions, including without limitation, notifications, fees, filings or penalties, required, assessed or imposed under Environmental Laws and Permits and applications relating to the Environmental Laws, as a result of Lessee’s occupancy, use and operations on the Premises.

(i)  Lessee shall immediately notify Lessor, and shall provide Lessor with copies of, any correspondence or communication to or from any governmental entity regarding the application of Environmental Laws to the Premises or Lessee’s occupancy, use or operations on the Premises, or any change in Lessee’s occupancy, use or operations on the Premises that will change or has a potential to change Lessee’s or Lessor’s obligations or liabilities under the Environmental Laws or any Permits and applications relating to the Environmental Laws.

(j)  Lessee shall request and receive prior written approval from Lessor before Lessee may increase, change or modify Releases at the Facility, or construct, reconstruct, replace or relocate any Releases sources at the Facility, in any manner that will have, or may potentially have, an impact on the allowable Releases of Lessor or any of Lessor’s other Lessees under applicable Environmental Laws. Such impacts include without limitation Permit limits, the need to obtain new or modified Permits, Release limitations, operational or materials usage limitations, or Release controls imposed upon Lessor or any of Lessor’s other Lessees.

(k)  Lessee shall promptly notify Lessor of any issues of noncompliance related to Releases at Lessee’s Facility (whether asserted by a third party or discovered by Lessee), and any pending or contemplated modifications or changes to Lessee’s operations that may impact Lessor’s, or any of Lessor’s other Lessee’s obligations or rights under Environmental Laws relating to Releases.

(l)  Lessee shall maintain sufficient and accurate records required under any Permits, applications or Environmental Laws and shall allow Lessor to review such documents at reasonable times.

(m)  Lessee shall not Manage or authorize the Management of, any Hazardous Materials on the Premises without prior written disclosure to and prior written approval by Lessor.

(n)  Lessee shall not take any action that would subject the Premises to additional Permit requirements under RCRA for treatment, storage or disposal of Hazardous Wastes without prior written disclosure to and prior written approval by Lessor.

(o)  Lessee shall not dispose of Hazardous Wastes in dumpsters provided by Lessor for Lessee’s use without prior written disclosure to and prior written approval by Lessor.

(p)  Except as otherwise provided herein, Lessee shall not discharge Hazardous Materials into Premises drains or sewers without prior written disclosure to and prior written approval by Lessor.

(q)  Except for non-material Releases incident to normal operations of Lessee, Lessee shall not cause or allow the Release of any Hazardous Materials on or to the Premises without prior written disclosure to and prior written approval by Lessor or in the event of an accidental Release, then Lessee shall notify Lessor of the Release immediately after the Release.

(r)  Lessee shall arrange at its sole cost and expense for the lawful transportation and off-site disposal at permitted landfills or other permitted disposal facilities and otherwise in accordance with all applicable Environmental Laws, of all its solid waste and Hazardous Wastes.

(s)  If Lessee’s Management of Hazardous Materials at the Premises (i) gives rise to any liability or claim under any Environmental Law, or any common law theory of tort or otherwise; (ii) gives rise to an obligation to initiate or undertake any Response Activity under any Environmental Law; (iii) causes a threat to, or endangers, the public health; or (iv) creates a nuisance or trespass, then, in any such event, Lessee shall, at its sole cost and expense, promptly take all applicable Response Activities or other action so as to comply in all material respects with all applicable Environmental Laws and otherwise reasonably address any liability or claim with respect thereto.

LESSOR’S RIGHTS AND RESPONSIBILITIES

(t)  If Lessee shall fail to comply with any of its obligations under this Section 16, Lessor shall have the right (but not the obligation) to take such action as is required to be taken by Lessee (including using Lessee’s Hazardous Waste identification number) and, Lessee shall then be liable and responsible to Lessor for all costs, expenses, liabilities, claims and other obligations paid, suffered, or incurred by Lessor in connection with such matters. Lessee shall reimburse Lessor promptly upon demand for all such amounts for which Lessor pays under this Section 16. Notwithstanding anything to the contrary in this Section 16, prior to Lessor taking any action required to be taken by Lessee hereunder, Lessor shall give notice to Lessee, and (except in an emergency) Lessor shall not take the action required to be taken by Lessee so long as Lessee promptly commences to take the required action and thereafter continuously and diligently proceeds to complete the required action.

(u)  Except as to environmental matters which are the responsibility of Lessee hereunder, Lessor shall comply with all Environmental Laws affecting the Premises. Lessor shall immediately notify Lessee of any correspondence or communication Lessor receives from any governmental entity regarding the application of Environmental Laws to the Premises that will change or has a potential to change Lessee’s or Lessor’s obligations or liabilities under the Environmental Laws.

INDEMNIFICATION WITH RESPECT TO ENVIRONMENTAL MATTERS

(v)  Notwithstanding anything contained in this Lease to the contrary, except as to environmental matters which are the responsibility of Lessor hereunder, Lessee shall defend, indemnify, and hold harmless the Lessor and the Lessor’s present and future officers, directors, employees and agents, from and against any and all losses, liabilities, claims, suits, damages, costs and expenses (including reasonable attorneys’ fees) and any and all expenses reasonably incurred in investigating, preparing for or defending against any pending or threatened litigation or claim, in any manner resulting from or arising out of the following:

(i)  any Hazardous Materials which, at any time during the lease term, are or were Managed, generated, stored, treated, Released, disposed of or otherwise located on or at the Premises due to Lessee’s activities (regardless of the location at which such Hazardous Materials are now or may in the future be located or disposed of), including but not limited to, any and all (A) liabilities and claims under any theory of tort, nuisance, strict liability, ultrahazardous activity, negligence or otherwise based upon, resulting from or in connection with any Hazardous Materials; and (B) obligations to take Response Activities pursuant to any investigation or remediation in connection with the decontamination, removal, transportation, incineration, or disposal of any of the foregoing;

(ii)  any actual or alleged illness, disability, injury, or death of any person, in any manner arising out of or allegedly arisen out of exposure to Hazardous Materials or other substances or conditions that are (or allegedly are) present at the Premises by virtue of Lessee’s operations at the Premises, regardless of when any such illness, disability, injury, or death shall have occurred or been incurred or manifested itself;

(iii)  any actual or alleged failure of Lessee at any time and from time to time to comply with all applicable Environmental Laws, whether before or after the date of this Lease; and

(iv)  any failure by Lessee to comply with its obligations under Section 16.

It is expressly understood that Lessee’s obligations under this Section 16(v) shall survive the expiration or earlier termination of this Lease for any reason.

(w)  Notwithstanding anything contained in this Lease to the contrary, except as to environmental matters which are the responsibility of Lessee hereunder, Lessor shall defend, indemnify, and hold harmless the Lessee and the Lessee’s present and future officers, directors, employees and agents, from and against any and all losses, liabilities, claims, suits, damages, costs and expenses (including reasonable attorneys’ fees) and any and all expenses reasonably incurred in investigating, preparing for or defending against any pending or threatened litigation or claim, in any manner resulting from or arising out of Lessor’s noncompliance with any Permit, regulatory or statutory obligations under the Environmental Laws. It is expressly understood that Lessor’s obligations under this Section 16(w) shall survive the expiration or earlier termination of this Lease for any reason.

(x)  In the event of a conflict between this Lease and that certain Environmental Agreement between Lessor, Lessee and S.C. Johnson Commercial Markets, Inc. of even date herewith, the Environmental Agreement shall control.

17.   Indemnification.

(a)  Lessee shall defend, indemnify, and hold harmless the Lessor and the Lessor’s present and future officers, directors, employees and agents, from and against any and all losses, liabilities, claims, suits, damages, costs and expenses (including reasonable attorneys’ fees) and any and all expenses reasonably incurred in investigating, preparing for or defending against any pending or threatened litigation or claim, in any manner resulting from or arising out of:

(i)  Lessee’s occupancy, use or operation of the Premises, or from any breach of, default under, or failure to perform any term or provision of this Lease by Lessee;

(ii)  any other act or omission of Lessee or its officers, employees, agents, contractors, guests or invitees;

(iii)  any negligence, misconduct or other wrongful conduct of Lessee or any of Lessee’s officers, employees, agents, contractors, guests or invitees on the Premises;

(iv)  any claims from any of Lessee’s directors, officers, employees, contractors, agents or visitors arising directly or indirectly from the Premises or Lessee’s obligations or responsibilities described in this Lease.

It is expressly understood that Lessee’s obligations under this Section 17(a) shall survive the expiration or earlier termination of this Lease for any reason.

(b)  Lessor shall defend, indemnify, and hold harmless the Lessee and the Lessee’s present and future officers, directors, employees and agents, from and against any and all losses, liabilities, claims, suits, damages, costs and expenses (including reasonable attorneys’ fees) and any and all expenses reasonably incurred in investigating, preparing for or defending against any pending or threatened litigation or claim, in any manner resulting from or arising out of any breach of, default under, or failure to perform any term or provision of this Lease by Lessor, its officers, employees, agents, contractors, guests or invitees. It is expressly understood that Lessor’s obligations under this Section 17(b) shall survive the expiration or earlier termination of this Lease for any reason.

(c)  In the event a Party has a claim for indemnification, the rights, obligations and procedures of the matter shall handled in accordance with the indemnification procedure described in that certain Master Distribution Agreement between Lessor, Lessee and S.C. Johnson Commercial Markets, Inc. of even date herewith.

18.   Lessee’s Responsibilities.

Lessee agrees:

(a)  Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Lessee or used by Lessee for any purpose other than ingress and egress to and from the Premises and for going from one to another part of the Premises.

(b)  With respect to work being performed by Lessee in the Premises with the approval of Lessor, Lessee will refer all contractors, contractors’ representatives and installation technicians rendering any service to them to Lessor for Lessor’s supervision, approval and control before the performance of any contractual services. This provision shall apply to all work performed in the Premises including, but not limited to, installations of telephones, telegraph equipment, electrical devices and attachments, and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portion of the Premises.

(c)  Should Lessee require telegraphic, telephonic, or other communication service, Lessor will direct the electrician where and how wires are to be introduced and placed and none shall be introduced or placed except as Lessor shall direct. Such electric current shall not be used for power or heating without Lessor’s prior written permission.

(d)  Lessee shall not make or permit any improper, objectionable or unpleasant noises or odors in the Premises other than those typically found in operations similar to

Lessee’s or otherwise interfere in any way with other Lessees or persons having business with them.

(e)  Unless Lessee and Lessor enter into alternative arrangements, Lessee shall expeditiously obtain and keep current any and all Permits, licenses and certificates now or hereafter required by any governmental body having jurisdiction over the Premises and/or Lessee’s activities thereon. Unless Lessee and Lessor enter into an alternative arrangement, and subject to a reasonable transition period (not to exceed 90 days from the Commencement Date) for transfer or reissuance (if required), such Permits, licenses and certificates shall be acquired and maintained by Lessee in its separate corporate status and not in the name of Lessor. This requirement shall include, but shall not be limited to any Permits, licenses and certificates which relate solely to Lessee’s waste disposal, including any activity which is solely related to Lessee’s operation.

(f)  Lessee has been given a copy of certain of Lessor’s Product Supply Division Policies and Procedures and a copy of Lessor’s Safety and Audit Assessment Policies and Procedures. Lessee shall comply with such policies and procedures, as the same may be amended from time to time.

(i)  Lessee shall use its best efforts to achieve a minimum score of 4.0 on Lessor’s Safety and Environment Program Assessment Audit, but in any event Lessee shall achieve, within 2 years after the Commencement Date, and maintain, throughout the term of this Lease, a minimum score of 4.0.

(ii)  Lessee shall use its best efforts to achieve a minimum score of 4.0 on Lessor’s Waxdale Housekeeping Audit, but in any event Lessee shall achieve, within 1 year after the Commencement Date, and maintain, throughout the term of this Lease, a minimum score of 4.0.

(g)  Lessee shall participate in Lessor’s safety and environmental exercises.

(h)  Lessee shall participate in pan-Waxdale committees, including the Waxdale Safety Committee, Waxdale Safety and Environmental Committee, and the Waxdale Environment Committee.

(i)  Lessee shall encourage its employees to become members of the Waxdale Emergency Response Brigade.

19.   Damages or Destruction.

(a)  If any building or improvement upon the Premises is destroyed or damaged in whole or in part by fire, or other casualty, Lessee shall give notice thereof to Lessor, and except, as otherwise provided below, Lessor at Lessor’s cost and expense promptly shall repair, replace, and rebuild the buildings or improvements to at least as good condition as it or they were in immediately prior to such occurrence. Such work shall be commenced within 60 days after the settlement has been made with the insurance companies.

(b)  If following such damage or destruction the estimate of the time to complete such repair or restoration, as determined by the general contractor selected by Lessor, exceeds 240 days, Lessor and Lessee at their respective options shall have the right to terminate the Lease upon written notice to the other Party given within 20 days after receipt of the estimated time to repair or restore.

(c)  The net proceeds of any insurance shall be applied in payment of the cost of such repairing or rebuilding as the same progresses. If the insurance proceeds exceed the cost of such repairs or rebuilding, then the balance remaining after payment of the cost of such repairs or rebuilding shall be paid over and belong to Lessor.

(d)  Except as specifically provided in subsections (b), (e) or (f), this Lease shall not terminate or be affected in any manner by reason of the destruction or damage in whole or in part of the Premises or any building or improvement now or hereafter standing or erected thereon or by reason of the untenantability of the Premises or any such building or improvements. Rent shall in any case continue to be paid by Lessee. Lessee shall have the option of providing rent protection insurance for the benefit of Lessor with regard to damage or destruction of the Premises and any insurance benefits resulting therefrom shall be applied against any rent accruing to Lessor.

(e)  If the fire or casualty damages or destroys more than 25% of the improvements on the Premises and occurs within the last 12 months of the Lease Term, then Lessee, at its option, may elect to terminate the Lease by giving written notice thereof to Lessor within 15 days after such fire or casualty. If Lessee timely gives such notice then the Lease shall terminate as of the date of such fire or casualty; Lessee shall not be liable for any rent accruing after the date of such fire or casualty; Lessor shall not be required to rebuild or restore the Premises; and all casualty insurance proceeds shall be the sole property of Lessor.

(f)  If the insurance proceeds available for a fire or casualty are not sufficient to rebuild and restore the Premises, and if Lessor is not willing to provide the additional funds necessary then Lessor at its option may, within 60 days after the settlement has been made with the insurance companies, elect to terminate this Lease by giving written notice thereof to Lessee. In such event all insurance proceeds shall be paid to Lessor and the Lease shall terminate effective as of the date of such casualty loss.

20.   Condemnation.    If all of the Premises are taken by the exercise of the power of the eminent domain or conveyed under the threat of eminent domain, then this Lease shall terminate as of the date possession is taken by the condemnor. The entire compensation award shall belong to Lessor (except any portion thereof allocated to Lessee’s personal property or relocation benefits) and Lessee shall have no interest therein.

If less than all of the Premises is taken by the exercise of the power of eminent domain or sold under the threat of eminent domain, then Lessee shall have the right to terminate this Lease if the premises remaining are such that their continued use for the purposes for which the same were being used immediately prior to such taking is reasonably impractical or economically imprudent. Termination shall be as of the date legal possession is taken by the condemnor. The option to terminate herein granted shall be exercised in writing by Lessee within 30 days after the date of the taking of possession by the condemnor. In any event, the entire compensation award (except any portion thereof allocated to Lessee’s personal property or relocation benefits) shall belong to Lessor and Lessee shall have no interest therein (except any portion thereof allocated to Lessee’s personal property or relocation benefits). Restoration of the Premises following a taking shall be subject to the same terms as set forth in subsections (a) through (c) of Section 19 of this Lease, as though the taking had been a casualty, except that any balance of any award remaining completed shall be paid to and belong to Lessor.

21.   Inspection.    Lessor and its authorized representatives shall have the right, upon giving reasonable prior written notice except in an emergency, to enter the Premises or any part thereof and inspect the same for the purposes of determining Lessee’s compliance with the terms of this Lease or to make repairs required hereunder.

22.   Quiet Enjoyment.    So long as Lessee shall pay the rentals and all other sums herein provided and shall keep and perform all of the terms, covenants, and conditions on its part herein contained, Lessor covenants that Lessee, subject to Lessor’s rights herein, shall have the right to the peaceful and quiet occupancy of the Premises.

23.   Force Majeure.    Except for the obligations imposed under Section 16, neither Party will be liable to the other for delay or default in the performance of any of its obligations for any cause beyond its reasonable control, including that of subcontractors directed by Lessor to provide services to Lessee. The Party claiming such cause of delay or default in performance shall give prompt written notice thereof to the other Party and shall exercise every reasonable means to avoid or abate the cause of delay or default. If such cause prevents the performance by a Party for a period of more than 90 days, then the Parties will confer and consider means for abating the cause or otherwise carrying out this Lease in a manner mutually agreeable to the Parties. If the Parties do not mutually agree to abate the cause or otherwise carry out this Lease within 180 days following the occurrence of the delay or default, the Party whose performance is not so delayed or prevented may terminate this Lease on at least 10 days’ advance written notice to the other Party. In the event of a force majeure event, Lessor may allocate its available site services, including utilities, in any manner which Lessor in its reasonable discretion concludes is appropriate under the circumstances.

24.   Mortgage and Subordination.    Lessor’s interest in this Lease or the Premises shall not be subordinate to any encumbrances placed upon the Premises by or resulting from any act of Lessee, and nothing herein contained shall be construed to require such subordination by Lessor. Lessee shall keep the Premises free from any liens for work performed, materials furnished, or obligations incurred by Lessee.

Unless Lessor or Lessor’s mortgagee notifies Lessee to the contrary, this Lease at all times shall be subordinate to the lien of any mortgage or mortgages now or hereafter placed upon the Premises by Lessor and Lessee covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien(s) of any such mortgage or mortgages as shall be desired by Lessor or by any mortgagee, or proposed mortgagee; provided that any such mortgagee shall deliver to Lessee at or prior to the time this Lease becomes subordinate, a written agreement in recordable form providing that Lessee shall have the right to remain in possession of the Premises under the terms of this Lease, notwithstanding any default in any such mortgage or after foreclosure thereof, so long as Lessee is not in default under any of the covenants, conditions, and agreements contained in this Lease.

25.   Estoppel Certificate.    At any time, and from time to time, each Party agrees, promptly and in no event later than 10 days after a request in writing from the other Party, to execute, acknowledge, and deliver to the requesting Party a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there has been modification, that the same is in full force and effect as modified and stating the modification) and the dates to which the rental and other charges have been paid.

26.   Assignment and Subletting.

(a)  Lessee shall not mortgage or assign this Lease or any interest therein, or sublet all or any portion of the Premises, or allow the use of any portion of the Premises by any third party, without the prior written consent of Lessor in each instance, which may be withheld for any reason. Any assignment, sublease or occupancy does not relieve Lessee from obtaining the consent in writing of Lessor to any further assignment, subletting or occupancy, and does not release Lessee or any guarantor from liability hereunder. Lessor may accept rent from any person or entity in possession of the Premises without the same being deemed consent to an assignment or sublease and without the same being deemed a release of Lessee or any other party of its obligations under this Lease. Lessee shall provide a copy of the proposed sublease or assignment instrument to Lessor when requesting consent and shall provide a copy of the executed sublease or assignment instrument to Lessor after obtaining consent. Lessee shall pay to Lessor reasonable costs and expenses incurred by Lessor in reviewing a proposed sublease or assignment not to exceed Five Thousand Dollars ($5,000.00). In considering a request by Lessee for assignment or subletting, it shall be reasonable for Lessor to consider, among other things: (i) the financial record and capability of the proposed assignee or subleases, (ii) the business and personal reputation of the proposed assignee or sublessees and its principals, and (iii) the type of business to be carried on by the proposed assignee or sublessee. Any permitted assignee or sublessee hereunder shall be bound by all of the terms and conditions of this Lease.

(b)  Lessor shall have the right at any time to sell or convey the Premises subject to this Lease or to assign its rights, title and interest as Lessor under this Lease in whole or in part. In the event of any such sale or assignment (other than a collateral assignment as security for an obligation of Lessor), Lessor shall be relieved from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Lessor contained herein, except for obligations or liabilities accrued prior to the date of such assignment or sale, to the extent that the buyer or assignee assumes such liabilities.

27.   Default and Remedies.

(a)  Each of the following shall be deemed a default of this Lease by Lessee:

(i)  If any rent or other monetary sum due remains unpaid for 5 business days following written notice that such sum is due;

(ii)  If Lessee makes any assignment of assets or business for the benefit of creditors, or if a trustee or receiver is appointed to administer or conduct its business or affairs, or if Lessee is adjudged in any legal action to be either a voluntary or involuntary bankrupt;

(iii)  If Lessee fails to perform or violates any other of the covenants, conditions, obligations or restrictions of this Lease; provided, however, that such event shall not constitute a default hereunder, unless otherwise expressly provided herein, unless and until Lessor shall have given Lessee written notice thereof and a period of 10 days thereafter shall have elapsed, during which period Lessee may correct or cure such event, upon failure of which a default shall be deemed to have occurred hereunder without further notice or demand of any kind. Notwithstanding the foregoing, if such breach or default cannot reasonably be cured within the ten (10) day period, and Lessee is diligently pursuing a cure of such breach or default, then Lessee shall, after receiving notice specified herein, have a reasonable period to cure such breach or default, not exceeding 120 days, provided Lessee continuously exercises due diligence in the cure of the same. Notwithstanding the foregoing, the failure to comply with the provisions of section 16 of this Lease dealing with compliance with Environmental Laws shall not constitute a default under this Lease if Lessee agrees to comply with such Environmental Laws and thereafter promptly, diligently and continuously works to comply with such Environmental Laws, in which event the 120 day time period set forth above shall not apply.

(b)  In the event of any breach or default, and without any notice, except, if applicable, the notice prior to default required under circumstances set forth in subsection (a) above, Lessor shall be entitled to exercise, at its option, concurrently, successively, or in any combination, any and all remedies available at law or in equity, including without limitation any one or more of the following:

(i)  To terminate this Lease;

(ii)  To terminate Lessee’s occupancy of the Premises and to re-enter and take possession of the Premises or any part thereof (which termination of occupancy and reentry shall result in a proportional abatement of rent (including other charges) but only to the extent Lessor occupies and actually uses substantially all of the Facility in the ordinary course of Lessor’s business operation and in any event such occupancy and reentry shall not operate to terminate this Lease unless Lessor expressly so elects) and of any and all fixtures which are located on the Premises and owned by Lessor;

(iii)  To relet the Premises or any part thereof for such term or terms (including a term which extends beyond the original term of this Lease), at such rentals, and upon such other terms as Lessor, in its sole discretion, may determine, with all net proceeds, after expenses, received from such reletting being applied to the rentals and other sums due from Lessee in such order as Lessor may determine, in its discretion, with Lessee remaining liable for any deficiency; with regard to any such reletting, Lessor may make repairs, alterations and additions in or to the Premises to the extent reasonably necessary to relet and Lessee shall be liable to Lessor for such expenses;

(iv)  To recover from Lessee all expenses, including attorneys’ fees, reasonably paid or incurred by Lessor as a result of any such default;

(v)  Except as set forth in Section 27(b)(ii), to accelerate all remaining rent due under the Lease (less the depreciation portion of the Basic Charge) for the remainder of the Lease Term (or any Renewal Tem) with such amount to be determined by the present value of the aggregate amount of such rent, taxes, insurance and other obligations of Lessee under the Lease (except for Rent, based upon the amount thereof for the year immediately preceding the month in which the default has occurred) for the period from the date in which Lessee’s occupancy of the Premises has been terminated to the stated end of the Lease Term (or any Renewal Term) (such present value to be computed on the basis of a per annum discount rate equal to 3 percentage points in excess of the Prime Rate at the time of the default); and/or

(vi)  To recover from Lessee all rent not theretofore accelerated and paid pursuant to the foregoing subsection and any sums thereafter accruing as they become due under this Lease, if the Lease has not been terminated, during the period from the default to the stated end, of the Lease Term.

In addition, in the event of any breach or default by Lessee, Lessor may, at its option, but shall not be obligated to, immediately or at any time thereafter, and without notice except as required herein, correct such breach or default, without, however, curing the same, for the account and at the expense of the Lessee. Any sum or sums so paid by Lessor, together with interest at the rate of 3 percentage points in excess of the Prime Rate, and all costs and damages, shall be deemed to be additional rent hereunder and shall be due from Lessee to Lessor upon demand.

28.   Lessor’s Right to Cure.    If Lessor breaches any of its obligations under this Lease, Lessee shall notify Lessor and shall take no action respecting such breach so long as Lessor reasonably promptly begins to cure the breach and diligently pursues such cure to its completion.

29.   Change in Control.    In the event Lessee undergoes a Change in Control (as defined in that certain Technology Disclosure and License Agreement between Lessor, Lessee and S.C. Johnson Commercial Markets, Inc. of even date herewith) this Lease and the obligations of Lessor and the rights and privileges of Lessee under this Lease shall automatically terminate as of the effective date of the Change of Control.

30.   Additional Rights Reserved to Lessor.    Without affecting Lessee’s obligations hereunder, Lessor reserves the right during the last year of the Lease Term to enter the Premises to display conspicuously thereon the usual “For Rent” or “For Sale” sign or card and at all reasonable times during the Lease Term to show the same to prospective purchasers, lessees or mortgagees, provided that the entry does not unreasonably interfere with the conduct and operation of Lessee’s business.

31.   Notices.    All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, 3 days after mailing (one business day in the case of express mail or overnight courier service), as follows:

If to Lessor:

S.C. Johnson & Son, Inc.
1525 Howe Street
Racine, WI 53403-2236
Attn: General Counsel

If to Lessee:

Johnson Polymer, Inc.
8310 16th Street
Sturtevant, WI 53177-0902
Attn: General Counsel

32.   Intentionally Omitted.

33.   Holding Over.    If Lessee remains in possession of the Premises after the expiration of the Lease Term, then Lessee may be deemed a Lessee on a month-to-month basis and shall continue to pay rent and other sums and shall comply with all the terms of this Lease; provided that nothing herein nor the acceptance of rent by Lessor shall be deemed a consent to such holding over. Lessor shall be entitled to all remedies available to it at law or in equity for such holdover, including holdover rent at 200% of the rent payable hereunder.

34.   Waiver and Amendment.    This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon any Party only if set forth in a writing executed by such Party and referring specifically to the provision alleged to have been amended or waived. No course of dealing between the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

35.   Relationship of Parties.

(a)  Each of the Parties shall be solely responsible for its own strategic business decisions and day-to-day management and operational activities in all areas of its business. In this regard neither Party shall have decision-making authority with respect to the operations of the other Party nor shall it have authority to exercise any of the powers and authority of the other Party’s officers or employees. Each Party acknowledges that it is solely responsible for any decisions or actions undertaken at the advice or recommendation of the other Party.

(b)  Neither Lessee nor Lessor will be considered the agent of the other and neither will have the right to bind or obligate the other to any third party without specific prior written approval. Neither Lessee nor Lessor will be, nor be considered to be, partners or joint venturers of, or with, the other. The relationship of Lessor to

Lessee under this Lease is that of an independent contractor. Nothing in this Lease will confer upon any person, other than Lessor and Lessee, and their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under, or by reason of, this Lease.

36.   Dispute Resolution.    In the event of any dispute or disagreement between the Parties hereto as to the interpretation of any provision of this Agreement (or the performance of any obligations hereunder) the matter shall be handled in accordance with the dispute resolution procedure described in Section 31(a), (b) and (c)(i) of that certain license Agreement between Lessor and Lessee of even date herewith, pursuant to which Lessor has granted to Lessee, inter alia, a license to use certain technology in connection with Lessee’s manufacturing, marketing and sale of certain products, with the CEO of Lessor having ultimate authority to resolve the dispute as he sees fit, and the Parties agree to be bound by the final decision of the CEO of Lessor and agree not to challenge such decision in court on or before any other judicial or administrative body.

37.   Severability.    If any of the terms or provisions contained herein shall be declared to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions and conditions of this Lease, or the application of such to persons or circumstances other than those to which it is declared invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the fullest extent permitted by law.

38.   No Strict Construction.    Lessor and Lessee confirm that they have reviewed, negotiated and adopted this Agreement as the agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party.

39.   Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understanding, whether written or oral, relating to such subject matter, including the 3 Leases between the Parties, each dated June 28, 1997.

40.   Governing Law.   This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin (without giving effect to its conflict of law principles).

41.   Interpretation.    The headings and captions contained in this Agreement and in any Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation”.

42. Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original.

43. Lessee’s Representations as to Authority.

(a) Lessee is a Wisconsin corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in Wisconsin and has the power and authority to consummate the transactions contemplated by this Lease.

(b) All proceedings of Lessee necessary to consummate the transactions contemplated by this Lease have been duly taken in accordance with the law.

44.   Brokers.    Lessor and Lessee agree to indemnify and hold each other harmless from and against any claims by any other broker or agent claiming commissions or other compensation as Lessor’s or Lessee’s respective representative or agent with regard to this transaction. The provisions of this Section shall survive the termination of this Lease.

Signed:

LESSOR:

S.C. JOHNSON & SON, INC.

By:	/s/ NEAL R. NOTTLESON
Neal R. Nottleson Vice Chairman

LESSEE:

JOHNSON POLYMER, INC.

By:	/s/ S. CURTIS JOHNSON
S. Curtis Johnson President